Exhibit 99.1

Beam Global Announces Record Second Quarter 2023 Operating Results

379% Quarterly Revenue Growth Year-Over-Year

312% First Half Revenue Growth Year-Over-Year

589% EV ARC™ Deployment Growth Year-Over-Year

$23.7 Million in Cash and $37.1 Million in Working Capital

LOI to Enter European Market with Acquisition of Amiga DOO

Conference Call Monday August 14, 2023 at 4:30 P.M. ET

SAN DIEGO, Calif – August 14, 2023 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, today announced operating results for the second quarter ended June 30, 2023.

Q2 2023 and Recent Company Highlights

•	Record quarterly revenue of $17.8 million , a 379% increase over Q2 2022
•	Record first half revenue of $30.8 million, a 312% increase over first half 2022
•	Record Q2 EV ARC™ system deployments; increased 589% YOY, increased 33% from Q1 2023
•	Record Q2 gross profit of $0.5 million, 3% gross profit margin
•	Gross margin improvement of 12% as a percentage of revenue over same period prior year
•	Operating expenses improved by 44% as a percentage of revenue over same period prior year
•	Backlog of $34 million om June 30, 2023
•	$100 million line of credit available and unused
•	No Debt
•	Executed binding Letter of Intent (LOI) to acquire Europe based Amiga DOO Kraljevo to expand into the European market and increase production, engineering, sales and product development expertise
•	Oversubscribed public offering of $25 million, net of expenses, to support the acquisition of Amiga and working capital
•	Awarded Gold Company of the Year from Stevie® 2023 American Business Awards®
•	Issued a European patent for Compact Transportation-Configurable EV ARC™ Systems

“The Beam team executed efficiently and effectively, delivering the best quarter in our company’s history. We are focused on our European expansion through our intended acquisition of Amiga which will enable us to sell our solutions in the largest market for our products in the world while also accelerating the development of the EV Standard. $24 million in cash and working capital totaling $37.1 million combined with no debt, highly attractive capitalization table and $100 million untapped credit facility provide a solid foundation to execute on our growth plan in the U.S. and abroad. It’s a great time to be Beam Global,” said Desmond Wheatley, CEO of Beam Global.

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Second Quarter 2023 Financial Summary

Revenues

For the second quarter of 2023, Beam Global reported record revenues of $17.8 million, a 379% increase over the same period in 2022 and a 37% increase over the prior quarter. The increase in revenues resulted primarily from growth in deliveries to federal agencies. In addition, we generated record revenues of $2.1 million from our energy storage sales. For the six months ended June 30, 2023, our revenue increased 312% to $30.8 million compared to $7.5 million for the same period in 2022. International customers, primarily from our energy storage business, contributed 10% of the year-to-date revenues.

Gross Profit

Gross profit for the quarter ended June 30, 2023 was $0.5 million, or 3% of sales, compared to a gross loss of $0.3 million, or 9% of sales in the second quarter of the prior year. As a percentage of sales, our gross profit improved by 12% primarily due to the increase in production levels compared to the prior year which resulted in favorable fixed overhead absorption and also as a result of improved vendor pricing, labor efficiency and engineering improvements. For the six months ended June 30, 2023, our gross profit was $0.5 million, or 2% of sales, compared to a gross loss of $0.5 million, or 8% of sales in 2022. As a percentage of sales, the margin improved by 10%, primarily due to the increase in production levels in the current quarter compared to the prior year.

Operating Expenses

Operating Expenses were $4.0 million for the second quarter of 2023, compared to $2.5 million for the same period in the prior year, an improvement of 44% of revenue, year over year. Operating expenses increased by $0.5 million for non-cash contingent consideration related to the All Cell acquisition, $0.4 million for sales and marketing expenses, $0.4 million for non-cash compensation expense and $0.2 million for admin salaries and bonus accrual. For the six months ended June 30, 2023, total operating expenses were $7.9 million or 26% of revenues compared to $4.5 million, or 60% of revenues for the same period in 2022, an improvement of 34% as a percentage of revenues. The first six months of 2022 only included four months of expenses for our battery operation based on a March 2022 acquisition. In addition, increases are primarily attributable to $0.7 million for non-cash compensation expenses, $0.6 million for administrative salaries and bonus accrual, $0.5 million non-cash for the change in fair value of contingent consideration and $0.4 million for investment in R&D salaries and expenses.

Net Loss

Net loss was $3.5 million, or 20% of revenue for the second quarter of 2023, compared to $2.8 million, or 75% of revenue, for the same period in 2022. Net Loss was $7.4 million for the six months ended June 30, 2023, compared to $5.1 million for the first six months of 2022. The year-to-date net loss included non-cash expense items such as depreciation, intellectual property amortization and non-cash compensation expense of $2.1 million and $0.7 million, respectively. Net loss excluding these non-cash expenses was $5.3 million and $4.4 million, respectively.

Cash and Working Capital

On June 30, 2023, we had cash of $23.7 million, compared to $1.7 million at December 31, 2022. The cash increase was primarily due to the Capital Raise and offset by operating losses and increased accounts receivable due to the increased revenues. Our working capital increased from $6.8 million to $37.1 million from December 31, 2022 to June 30, 2023. The working capital balance is increased by the $28 million Capital Raise in June and increased accounts receivable based on increased sales.

Conference Call Today at 4:30 P.M. ET

Management will host a conference call on Monday August 14, 2023 at 4:30 P.M. ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

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Participants can register for the conference through the following link:

https://dpregister.com/sreg/10181751/fa28f9a8a3

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=f0pZtTjo

About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release contains forward-looking statements including but not limited to statements about the Company’s belief about its future profitability. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

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Investor Relations:

Core IR

+1 516-222-2560

IR@BeamForAll.com

Media Contact:

Skyya PR

+1 651-335-0585

Press@BeamForAll.com

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Beam Global

Condensed Balance Sheets

(In thousands)

	June 30,	December 31,
	2023	2022

ASSETS
Current assets
Cash	$23,682	$1,681
Accounts receivable	10,422	4,429
Prepaid expenses and other current assets	2,825	1,579
Inventory, net	12,330	12,246
Total current assets	49,259	19,935

Property and equipment, net	2,002	1,548
Operating lease right of use assets	1,312	1,638
Goodwill	4,600	4,600
Intangible assets, net	9,500	9,947
Deposits	62	62
Total assets	$66,735	$37,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,170	$2,865
Accrued expenses	3,524	1,687
Sales tax payable	15	33
Deferred revenue, current	796	1,183
Note payable, current	37	–
Contingent consideration, current	1	6,776
Operating lease liabilities, current	598	628
Total current liabilities	12,141	13,172

Deferred revenue, noncurrent	286	266
Note payable, noncurrent	181	–
Contingent consideration, noncurrent	–	15
Operating lease liabilities, noncurrent	773	1,070
Total liabilities	13,381	14,523

Total stockholders' equity	53,354	23,207
Total liabilities and stockholders' equity	$66,735	$37,730

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Beam Global

Condensed Statement of Operations

(Unaudited, in thousands except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

Revenues	$17,819	$3,718	$30,839	$7,488
Cost of revenues	17,318	4,044	30,333	8,119
Gross profit (loss)	501	(326)	506	(631)

Operating expenses	4,042	2,490	7,888	4,465
Loss from operations	(3,541)	(2,816)	(7,382)	(5,096)

Total other income, net	23	14	34	16

Loss before income tax expense	(3,518)	(2,802)	(7,348)	(5,080)
Income tax expense	12	1	13	1
Net loss	$(3,530)	$(2,803)	$(7,361)	$(5,081)

Net loss per share - basic and diluted	$(0.32)	$(0.28)	$(0.69)	$(0.52)
Weighted average shares outstanding - basic and diluted	10,990	10,075	10,604	9,694

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